Exhibit 99.1

CAVIUM NETWORKS COMPLETES ACQUISITION OF TAIWAN BASED STAR SEMICONDUCTOR

Mountain View, Calif., August 4, 2008 — Cavium Networks (NASDAQ: CAVM), a leading provider of semiconductor products that enable intelligent processing for networking, communications, security and wireless applications, announced that they have completed their acquisition of certain assets and business of Star Semiconductor. In connection with the completion of this acquisition, Cavium Networks paid total consideration of approximately $9 million in cash and has hired most of Star Semiconductor’s employees.

On July 16, 2008, Cavium Networks announced a definitive agreement to acquire certain assets of Star Semiconductor. Star Semiconductor is a Taiwan-based design house in Hsinchu with expertise in building highly integrated ARM-based SOC processors for the broadband, connected home and SOHO market segments. This acquisition will provide Cavium Networks with a highly experienced stand-alone SOC processor team based in Taiwan. With this acquisition Cavium plans to deliver highly optimized, cost effective and low power SOC processors to address a significantly broader range of network connected, triple-play enabled devices for the digitally connected home and office.

About Cavium Networks

Cavium Networks is a leading provider of highly integrated semiconductor products that enable intelligent processing in networking, communications, storage, wireless and security applications. Cavium Networks offers a broad portfolio of integrated, software compatible processors ranging in performance from 10 Mbps to 20 Gbps that enable secure, intelligent functionality in enterprise, data-center, broadband/consumer and access & service provider equipment. Cavium Networks processors are supported by ecosystem partners that provide operating systems, tool support, reference designs and other services. Cavium Networks principal offices are in Mountain View, CA with design team locations in California, Massachusetts and India. For more information, please visit: http://www.caviumnetworks.com.

Note on Forward-Looking Statements

This press release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These forward-looking statements involve risks and uncertainties, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include but are not limited to, the utility of the acquired assets and underlying technology; the integration and productivity of the new employees; the rate of new design wins; the rate at which existing design wins go into production; technological advances; pricing pressures; general economic conditions; development of new products and technologies; manufacturing difficulties; whether Cavium Networks is successful in marketing its products; the utility of acquired assets and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Cavium’s business are set forth in the “Risk Factors” section of our Form 10K filed with the Securities and Exchange Commission on March 10, 2008 and our Form 10Q filed on May 2, 2008. All forward-looking statements in this press release are based on information available to us as of the date hereof and qualified in their entirety by this cautionary statement, and we assume no obligation to revise or update these forward-looking statements.